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                                                                     EXHIBIT 23



                        Independent Auditors' Consent


The Board of Directors
Larizza Industries, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-23911) on Form S-8 of Larizza Industries, Inc., of our report dated February 9, 1995, relating to the consolidated balance sheets of Larizza Industries, Inc., and subsidiaries as of December 31, 1994, and 1993, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K of Larizza Industries, Inc.


                                             KPMG Peat Marwick LLP


Detroit, Michigan
March 9, 1995